Exhibit 10.11

PHANTOM EQUITY AWARD TERMINATION AGREEMENT AND GENERAL RELEASE

This Phantom Equity Award Termination Agreement and General Release (this “Agreement”) is made and entered into as of June 30, 2023 (the “Effective Date”), by and between Lux Vending, LLC d/b/a Bitcoin Depot, a Georgia limited liability company (the “Company”), and _____________ (the “Participant” and together with the Company, the “Parties”). Capitalized terms used but not defined herein have the meanings set forth in the Transaction Agreement (as defined below).

WHEREAS, the Company adopted its 2021 Participation Plan (the “Plan”) and pursuant to a Grant Agreement dated as of ________, 2021(the “Grant Agreement”), the Company granted to the Participant 200 Performance Units, as defined in the Plan (the “Phantom Equity Award”);

WHEREAS, the Company entered into that certain Transaction Agreement by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company, BT Assets, Inc., a Delaware corporation and the Company dated as of August 24, 2022 (as amended from time-to-time, the “Transaction Agreement”);

WHEREAS, Section 2.6(a) of the Transaction Agreement provides that, subject upon the Participant’s execution and delivery to the Company and PubCo of a Phantom Equity Award Termination Agreement, each Phantom Equity Award shall be converted into the right to receive (i) an amount in cash, without interest, equal to (A) the portion of the Aggregate Phantom Equity Consideration payable with respect to the Phantom Equity Award multiplied by the Cash Payout Percentage (the “Phantom Equity Cash Consideration”), and/or (ii) such number of shares of PubCo Class A Common Stock granted under the Incentive Equity Plan as is determined by dividing (A) (1) the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award, multiplied by (2) the Equity Payout Percentage, divided by (B) $10.15 (rounded to the nearest whole share) (such shares, the “Phantom Equity Non-Cash Consideration”);

WHEREAS, Sections 2.6(e) and 2.6(f) of the Transaction Agreement permit the delayed payment of the Phantom Equity Cash Consideration and/or the Phantom Equity Non-Cash Consideration and Section 2.6(f) of the Transaction Agreement permits the Phantom Equity Non-Cash Consideration to be paid in the form of PubCo Class A Common Stock, restricted stock units or similar equity securities under the Incentive Equity Plan; and

WHEREAS, the Participant and the Company desire to resolve all claims or causes of action that the Participant may have, or may have had, including, but not limited to any dispute regarding the calculation of the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration, against the Company through the date the Participant signs this Agreement.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Unless the context plainly requires otherwise, the term “Participant” includes the Participant and the Participant’s agents, attorneys, employees, heirs, successors and assigns; and, the term “Company Releasees” includes the Company and its affiliates and successors, and each of their respective past and present members, owners, directors, officers, managers, directors, employees, attorneys, agents, predecessors, successors, assigns, equityholders, partners, insurers and affiliates.

2. In consideration for the Participant’s execution of this Agreement, the Company agrees to (a) make a cash payment equal to the Phantom Equity Cash Consideration, promptly following the closing of the Transaction Agreement and (b) cause PubCo to grant to the Participant restricted stock units with respect to a number of shares of PubCo Class A Common Stock equal to the Phantom Equity Non-Cash Consideration and pursuant to the Incentive Equity Plan, to be granted upon the filing of the Form S-8 registration statement registering the shares of PubCo’s Class A Common Stock under the Incentive Equity Plan, in accordance with and subject to the terms and conditions of the Grant Agreement, the Plan the Transaction Agreement, the Incentive Equity Plan and an award agreement for the RSUs (including vesting terms). The Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration will be subject to withholding for all applicable income and employment taxes and any other amounts that the Company is required by any applicable law to deduct and withhold therefrom, all of which may be deducted and/or withheld from the Phantom Equity Cash Consideration. Effective as of the Effective Date, the Grant Agreement will be terminated, void and of no further force or effect, other than as expressly incorporated by reference herein and the Phantom Equity Award is unconditionally and irrevocably cancelled and forfeited, and all of the Participant’s right, title and interest in and to such Phantom Equity Award are cancelled and forfeited other than the right to receive the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration expressly set forth in this Section 2.

3. The Participant hereby releases, discharges, and acquits forever the Company Releasees from any and all debts, claims, demands, liabilities, assessments, actions and causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, absolute or contingent, arising under any law, rule, regulation, ordinance, agreement, guideline or other standard of conduct of any kind and whatsoever which the Participant had, now has, or may have had against any of the Company Releasees from the beginning of time up to the date the Participant signs this Agreement.

4. Without limiting the foregoing release, the Participant waives all rights the Participant may have had or now has to pursue any and all remedies available under any cause of action whatsoever against any of the Company Releasees, including, without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, and claims under the Employee Retirement Income Security Act and any other laws and regulations relating to employment, including any and all employment laws of the State of Georgia.

The Participant further acknowledges and expressly agrees that the Participant is waiving and releasing any and all rights the Participant may have had or now has to pursue any claim of discrimination, including, but not limited to, any claim of discrimination based on sex, race, age, religion, national origin, disability, genetic information, retaliation, or on any other basis, under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1866, any other analogous law of the State of Georgia, and all other laws and regulations relating to employment. The Participant further acknowledges and covenants that in consideration for the agreements and commitments set forth in Section 2 hereof, the Participant has knowingly relinquished, waived and forever released any and all damages and remedies which might otherwise be available to the Participant, including, without limitation, claims for contract or tort damages of any type, claims for legal or equitable relief under either federal or state statutory and common law, claims for backpay and reinstatement and recovery of attorneys’ fees. The Participant also admits and acknowledges that the Participant has received all wages due under the Fair Labor Standards Act of 1938, as amended, as well as all leave or other benefits authorized by the Family Medical Leave Act of 1993, and expressly agrees that the Participant has no claim under these statutes against any of the Company Releasees.

5. The Participant acknowledges that the Participant has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Agreement purports to waive. The Participant further acknowledges and covenants not to sue any of the Company Releasees, or to participate or aid in any way in any suit or proceeding or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant or attachment upon any claim the Participant has purported to waive in this Agreement. Although the Participant is not precluded by this Release from filing a charge of discrimination with the Equal Employment Opportunity Commission, the Participant promises never to seek any damages, remedies or other relief for the Participant personally (any right to which the Participant hereby waives) with respect to any claim this Agreement purports to waive. The Participant further agrees to indemnify and hold each of the Company Releasees harmless as to any amounts awarded to the Participant with respect to such claims.

The Participant further acknowledges that the Participant has not assigned or transferred any claim that the Participant is purporting to release hereby, nor has the Participant attempted to do so.

6. The Participant acknowledges that the Participant’s entitlement to and retention of the consideration set forth in Section 2 above is expressly conditioned upon the Participant’s continued compliance with all confidentiality, non-solicitation, non-competition, non-recruitment, non-disparagement or other restrictive covenants in effect between the Participant and the Company or its affiliates, and such other restrictive covenants as are set forth in or attached to the Participant’s Phantom Equity Award.

7. The Participant will be responsible for the payment of any and all local, state and/or federal taxes on consideration the Participant receives under this Agreement. The Participant agrees not to make any claim against the Company Releasees or any other person based on how the Company reports consideration provided under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement.

8. The Participant further agrees that the Participant will indemnify and hold the Company Releasees harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Company Releasees arising out of the Participant’s breach of this Agreement (such as suing the Company Releasees over a released claim). The Participant also understands that the Participant’s entitlement to and retention of the consideration set forth in Section 2 above is expressly conditioned upon the Participant’s fulfillment of the promises herein.

9. The Participant agrees, except as may be required by applicable law or legal process, to keep confidential and not disclose the terms of this Agreement to any person or entity other than the Participant’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

10. It is understood and agreed that the consideration given for this Agreement is not to be construed as an admission of liability or fault on the part of anyone.

11. This Agreement and any questions as to its validity, meaning, interpretation, or application shall be governed by the laws of the State of Georgia without regard to its conflict of laws principles that would rest in the application of the laws of another jurisdiction.

12. Any notice the Participant is required to provide to the Company pursuant to this Agreement shall be made by hand delivery, otherwise delivered against written receipt therefor, or sent by overnight courier, signature required, to the Company, Attn: President and CEO, 3343 Peachtree Road, Suite 750, Atlanta, Georgia 30326. Notice will be effective upon the date of receipt by the Company.

13. The Participant represents and warrants that the Participant has fully read this Agreement, that the Participant understands all the terms and conditions set forth herein, and that the Participant is entering into this Agreement voluntarily and without promise or benefit other than as set forth herein. The Participant further acknowledges that the Participant was provided seven (7) days within which to consider this Agreement, that the Participant was advised to consult with an attorney of the Participant’s own choosing concerning the release and waivers contained in and the terms of this Release, and that the waivers the Participant has made, the releases the Participant has given, and the terms that the Participant has agreed to herein are made knowingly, consciously, and with full appreciation that the Participant is forever foreclosed from pursuing any of the rights so waived and released.

14. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both Parties.

15. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

16. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

17. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors and administrators of the Participant. This Agreement may not be assigned by the Participant. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Company Releasees are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

[signature page follows]

LUX VENDING, LLC d/b/a BITCOIN DEPOT

By:

Name: Brandon Mintz
Title: Chief Executive Officer

PARTICIPANT

By:
Name:

SIGNATURE PAGE TO

PHANTOM EQUITY AWARD TERMINATION AGREEMENT AND GENERAL RELEASE